Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone: (212) 318-3000 facsimile: (212) 318-3400

October 5, 2007

EyeTel Imaging, Inc.
9130 Guilford Road
Columbia, MD 21046

Ladies and Gentlemen:

We have acted as counsel to EyeTel Imaging, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,025,000 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (“Common Stock”) (including up to 525,000 shares of Common Stock which may be purchased by the underwriters upon exercise of the option granted to them by the Company to cover over-allotments, if any), as described in the Company's Registration Statement on Form SB-2 (Registration No. 333-142649), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 4, 2007 (as amended to date and as it may subsequently be amended, the “Registration Statement”).

We have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to the opinions expressed herein, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the underwriting agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws), and we express no opinion as to the effect of the laws of any other jurisdiction.

Austin • Beijing • Dallas • Denver • Dubai • Hong Kong • Houston • London • Los Angeles • Minneapolis
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October 5, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.